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                                                                    Exhibit 99.1


                           [PRIDE INTERNATIONAL LOGO]



                                                                    NEWS RELEASE
               5847 SAN FELIPE, SUITE 3300 HOUSTON, TEXAS 77057 - (713) 789-1400
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FOR IMMEDIATE RELEASE                                Contact: Earl W. McNiel
                                                              Nicolas J. Evanoff
                                                              (713) 789-1400


                        PRIDE INTERNATIONAL, INC. PRICES
                              $250 MILLION OF 3.25%
                        CONVERTIBLE SENIOR NOTES DUE 2033


          HOUSTON, TEXAS, April 22, 2003 - Pride International, Inc. (NYSE: PDE) today announced that it has entered into an agreement, subject to standard closing conditions, for the sale of $250 million of 3.25% convertible senior notes due 2033. Pride has granted to the initial purchaser an option to purchase up to an additional $50 million of notes. The notes will be senior unsecured obligations of Pride. The sale of the notes is expected to close on April 28, 2003.

          Noteholders may convert the notes at an initial conversion rate of
38.9045 shares of Pride common stock per $1,000 principal amount of notes, which represents a conversion price of $25.704 per common share, under certain circumstances, including if the closing sale price of the common stock exceeds 120% of the conversion price for a specified period of time. The notes will bear interest at a rate of 3.25% per annum. Pride will also pay contingent interest during any six-month interest period commencing May 1, 2008 in which the trading price of the notes for a specified period of time equals or exceeds 120% of their principal amount.

          Beginning May 5, 2008, Pride may redeem any of the notes at a redemption price of 100% of the principal amount redeemed plus accrued and unpaid interest. In addition, noteholders may require Pride to redeem the notes on May 1 of 2008, 2010, 2013, 2018, 2023 and 2028 at a repurchase price of 100%
of the principal amount redeemed plus accrued and unpaid interest.

          The net proceeds from this offering will be used to repay indebtedness.

          The notes being sold by Pride and the underlying common stock issuable on the conversion of the notes have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

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          This press release does not constitute an offer to sell, or the solicitation of an offer to buy, any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering would be unlawful.

          Pride International, Inc., headquartered in Houston, Texas, is one of the world's largest drilling contractors. The Company provides onshore and offshore drilling, workover and related services in more than 30 countries, operating a diverse fleet of 331 rigs, including two ultra-deepwater drillships, 11 semisubmersible rigs, 35 jackup rigs, and 29 tender-assist, barge and platform rigs, as well as 254 land rigs.